EMPLOYMENT AND RETIREMENT AGREEMENT

THIS EMPLOYMENT AND RETIREMENT AGREEMENT (the “Agreement”) is made as of this 4th day of August 2009 (the “Effective Date”), by and between STANLEY F. BALDWIN (the “Executive”) and AMERIGROUP CORPORATION, a Delaware corporation (the “Company”).

RECITALS:

A. Executive is presently employed by the Company as Executive Vice President, General Counsel and Secretary.

B. Executive intends to retire, and in the interest of continuity and transition planning, the Company desires to continue Executive’s employment until December 31, 2010 (“the “Retirement Date”) on the terms set forth herein.

C. In recognition of Executive’s long-term service to the Company and in consideration of his retirement, the Company desires to provide Executive the Special Separation Package (as defined below) and other benefits on the terms provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1. Employment. Beginning on the Effective Date, the Company agrees to continue to employ Executive, and Executive agrees to continue in his employment, on the terms and subject to the conditions set forth below. During the term of employment hereunder, Executive agrees to serve as Executive Vice President, General Counsel and Secretary, or such other position as may be determined by the Chief Executive Officer (“CEO”) or the Board of Directors of the Company. Executive shall at all times report to, and his activities shall at all times be subject to the direction and control of the CEO and the Board of Directors of the Company, and Executive shall exercise such powers and comply with and perform, faithfully and to the best of his ability, such directions and duties in relation to the business and affairs of the Company as may from time to time be vested in or reasonably requested of him by the CEO or the Board of Directors. Executive agrees to devote his full-time attention, services, best efforts, knowledge and skill to the business of the Company.

2. Term of Employment. Subject to the provisions for termination provided below, the term of Executive’s employment under this Agreement shall commence on the Effective Date and continue thereafter until the close of business on the Retirement Date.

3. Compensation: Salary, Bonus and Other Benefits.

(a) Compensation During Term. During the term of this Agreement, the Company shall pay Executive the following compensation, including the following salary and other benefits:

(i) Salary. In consideration of the services to be rendered by Executive to the Company, beginning on the Effective Date, the Company will pay Executive at a rate equivalent to an annual salary of three hundred and sixty five thousand, and no/100ths ($365,000.00) dollars (Executive’s “Base Salary”). The Compensation Committee of the Board of Directors, in its sole discretion, may increase Executive’s Base Salary based on Executive’s performance. Such salary shall be payable in accordance with the Company’s customary practices for executive compensation as such practices shall be established or modified from time to time.

(ii) Employee Benefits. The Company will continue to provide Executive with all benefits normally provided to executive officers of the Company, including, but not limited to, medical and long-term disability insurance.

(iii) Business Expenses. The Company shall reimburse Executive for reasonable and necessary out-of-pocket expenses incurred in connection with his duties hereunder, including, without limitation, business travel on behalf of the Company (including lodging and transportation expenses incurred in connection with such business trips). Executive agrees to provide accurate and itemized expense records so that the Company may receive the benefit of any and all applicable tax deductions with respect thereto, and the Company agrees to provide reimbursement within a reasonable time after receipt of such documentation, each in accordance with the Company’s policies as in effect from time to time.

(iv) Performance Based Cash Incentive Payment. In addition to the amounts payable under Section 3(a)(i) above, Executive shall be eligible to receive an annual cash incentive payment (the “Cash Incentive Payment”) under the 2007 Cash Incentive Plan or any successor cash incentive plan (the “Cash Incentive Plan”) for the 2009 and 2010 performance years. The amount of such annual Cash Incentive Payment shall be determined in accordance with the terms of the Cash Incentive Plan and shall be dependent upon (a) Executive attaining his MJOs and otherwise satisfying all applicable conditions under the Cash Incentive Plan (other than, to the extent provided herein, the requirement that Executive be employed on the date Cash Incentive Payments are paid); and (b) the Company meeting its financial goals. Any annual Cash Incentive Payment for the performance year 2010 shall be paid to Executive no later than March 15, 2011. Executive shall also be eligible to receive an award under the Long Term Incentive Plan (the “LTI Plan”) for the performance years 2009 and 2010 in accordance with the Business Rules of the LTI Plan. The target amount of the LTI award for performance year 2009 shall be $100,000 and the target amount of the LTI award for performance year 2010 shall be determined in the sole discretion of the Compensation Committee, but it shall not be less than $100,000.

(A) The base target amount of the annual Cash Incentive Payment for performance year 2009 is three hundred thousand, and no/100ths ($300,000.00) dollars, with any adjustment thereto as may be necessary to be consistent with the treatment of other executive officers under the Cash Incentive Plan, as determined by the Compensation Committee in its sole discretion. The target amount of the Cash Incentive Payment for the performance year 2010, shall be determined by the Compensation Committee it its sole discretion, but it shall not be less than three hundred thousand ($300,000) dollars. The amount of the annual Cash Incentive Payment for performance years 2009 and 2010 shall be adjusted consistent with the treatment of the Company’s other executive officers, taking into account the Company’s and Executive’s performance pursuant to the Company’s executive compensation program.

(v) Performance Based Equity Incentive Grants. In addition to the amounts payable above, Executive shall be eligible to receive an annual equity grant (the “Equity Grant”) under the 2009 Equity Incentive Plan (the “Equity Incentive Plan”) for the 2009 performance year. The amount of such Equity Grant shall be determined in accordance with the terms of the Equity Incentive Plan and shall be dependent upon (a) the Executive attaining his MJOs and otherwise satisfying all other applicable condition of the Equity Incentive Plan, and (b) the Company meeting its financial goals. The target amount of the value of the Equity Grant for the 2009 performance year is four hundred thousand, and no/100ths ($400,000.00) dollars, with any adjustment thereto as may be necessary to be consistent with the treatment of other executive officers under the Equity Incentive Plan as determined by the Compensation Committee in its sole discretion. The Equity Grant may be provided to Executive in the form of options to purchase shares of the Company’s common stock (the “Options”), or in the form of Restricted Stock Grants (“RSGs”), or some combination thereof with such terms, including with respect to vesting and exercise price, as the Compensation Committee so determines. Executive shall not be entitled to receive an Equity Grant for the 2010 performance year. In lieu thereof, Executive shall receive a Special Equity Grant on the Effective Date with a value of four hundred thousand, and no/100ths ($400,000.00) dollars. The Compensation Committee shall determine the allocation of the value of the Special Equity Grant between Options and RSGs; provided, however, that no less than fifty-percent of the value shall be in the form of RSGs.

(b) Special Separation Package.

(i) Executive shall receive the “Special Separation Package” set forth in Section 3(b)(ii) if Executive satisfies the Special Separation Conditions defined in Section 3(b)(iii) below,

(ii) The Special Separation Package shall include:

(A) a lump-sum payment (the “Stay-for-Pay Bonus”) in the amount of (i) Executive’s Base Salary for 2010, plus (ii) Executive’s Annual Cash Incentive Payment target for the performance year 2010, which shall be paid within thirty (30) days of the expiration of all revocation periods applicable to the Release (defined below), but not later than December 31, 2010;

(B) a lump sum payment equal to the sum of all installments accrued and funded under the LTI Plan for performance years 2008, 2009 and 2010 (which shall not exceed the first, second and third installments for the LTI award for performance year 2008, the first and second installments for the LTI award for performance year 2009 and the first installment for the LTI award for performance year 2010, plus any enhancement approved for Executive for any such LTI Plan), which shall be paid to Executive no later than March 15, 2011;

(C) all unvested equity previously awarded to Executive pursuant to the agreements set forth on Exhibit A attached hereto and any agreement evidencing the Equity Grants under Section 3(a)(v) (collectively, the “Equity Agreements”) shall be accelerated so that on the Retirement Date or the effective date of termination of employment under Section 4(a)(iii) below, as applicable, all Options will vest and all the restrictions on the RSGs will lapse;

(D) a lump sum payment equal to all accrued but unpaid PAL, which shall be paid no later than December 31, 2010; and

(E) if Executive elects continuation coverage of group health benefits under the Consolidated Omnibus Reconciliation Act of 1986, as amended (“COBRA Coverage”), a lump sum payment (after-tax) in an amount equal to the product of twelve (12) times the dollar amount of the subsidy provided by the Company in respect of the group health plan(s) coverage of active Company employees who have the same type and level of coverage as Executive’s elected COBRA Coverage, reduced by withholding pursuant to Section 3(c), which shall be paid no later than December 31, 2010.

(iii) As used herein, “Special Separation Conditions” means:

(A) Executive remains an active full-time employee of the Company until the close of business on the Retirement Date and terminates his employment with the Company and any of its affiliates on the Retirement Date,

(B) Executive devotes his full time and attention to his duties through the Retirement Date;

(C) Executive loyally performs his assigned duties through the Retirement Date; and

(D) Executive executes and delivers to the Company on the Retirement Date of a release in the form attached hereto as Exhibit B (the “Release”) and does not revoke all or any portion of the Release and all revocation periods applicable to the Release have lapsed.

(c) Withholding. All payments hereunder shall be subject to all applicable federal and state withholding, payroll and other taxes.

4. Termination; Effect.

(a) Executive’s employment under this Agreement may be terminated prior to the Retirement Date under the following circumstances:

(i) At Executive’s Option: Executive may terminate his employment, with or without cause, at any time upon at least ninety (90) days’ advance written notice to the Company. Upon receipt of such notice, Company can require that the effective date of Executive’s termination of employment occur at any time during the 90 day notice period.

(ii) At the Election of the Company for Cause. The Company may, immediately and unilaterally, terminate Executive’s employment immediately hereunder for Cause (defined below) at any time during the term of this Agreement upon written notice to Executive. As used herein, “Cause” shall mean conduct involving one or more of the following: (A) the substantial and continuing failure of the Executive to render services to the Company in accordance with the Participant’s obligations and position with the Company after 30 days’ notice from the CEO, such notice setting forth in reasonable detail the nature of such failure, and in the event the Executive fails to cure such breach or failure within 30 days of notice, if such breach or failure is capable of cure; (B) dishonesty, gross negligence, breach of fiduciary duty; (C) the commission by the Executive of an act of fraud or embezzlement, as found by a court of competent jurisdiction, which results in material loss, damage or injury to the Company or any subsidiary or affiliate, whether directly or indirectly, or the commission by the Executive of any other action with the intent to injure materially the Company or any subsidiary or affiliate which could, in the reasonable opinion of the CEO of the Company, result in material harm to the Company or any subsidiary or affiliate; (D) the conviction of the Executive of a felony, either in connection with the performance of his obligations to the Company, subsidiary or affiliate or which shall materially adversely affect the Executive’s ability to perform his obligations to the Company, subsidiary or affiliate; or (E) material breach of the terms of this Agreement or any other agreement with the Company or any subsidiary or affiliate, provided that the Company or any subsidiary or affiliate provides the Executive with notice of such breach and the Executive fails to cure such breach within thirty (30) days after receipt of such notice.

(iii) At the Election of the Company for Reasons Other than for Cause. The Company may unilaterally terminate Executive’s employment hereunder at any time during the term of this Agreement without Cause by giving thirty (30) days written notice to Executive of the Company’s election to terminate.

(iv) Death or Disability. Executive’s employment under this Agreement shall terminate automatically upon Executive’s death or Disability. “Disability” shall be as that term is defined in the LTI Plan.

(b) The effect of each such termination shall be as follows:

(i) In the event that Executive terminates his employment pursuant to Section 4(a)(i) (at Executive’s option) or the Company terminates Executive’s employment pursuant to Section 4(ii) (for Cause), Executive shall be entitled to no further compensation or other benefits under this Agreement, except for any unpaid salary earned by him up to and including the effective date of such termination and any accrued and unpaid PAL.

(ii) In the event that Executive’s employment is terminated pursuant to Section 4(a)(iii) or 4(a)(iv), Executive (or his estate or personal representative, if applicable) shall be entitled to receive the following:

(A) The Company shall pay Executive a cash lump sum equal to the sum of (1) all unpaid salary earned by him up to and including the effective date of such termination, death or disability (the “Termination Date”) and all accrued and unpaid PAL, (2) an amount equal to the amount of Base Salary that would have been paid to Executive under Section 3(a)(i) from the Termination Date through December 31, 2010 at the rate in effect on the Termination Date, and (3) an amount equal to the annual Cash Incentive Payments that he would have been entitled to receive if he had been employed through the Retirement Date under Section 3(a)(iv) above and had attained his MJO’s and otherwise satisfied all applicable conditions under the Cash Incentive Plan, and if the base target amount of annual Cash Incentive Payment for 2010, if not previously established, was three hundred thousand ($300,000.00) dollars;

(B) Unless previously awarded for the 2009 performance year, the Company shall award the Executive the target Equity Grant under Section 3(a)(v) above effective as of the Termination Date, based on the assumption that Executive has satisfied all applicable conditions of the Equity Incentive Plan and that the Company has met its financial goals.

(C) The Company shall pay and provide to the Executive the Special Separation Package set forth in Section 3(b)(ii) (assuming for purposes of calculating these payments that all outstanding installments relating to incomplete performance years under the LTI Plan as of the Termination Date have been accrued and funded under the LTI Plan for performance years 2008, 2009 and 2010; that Executive’s base salary for 2010, if not previously established, is equal to Executive’s annual base salary rate in effect on the Termination Date; and that the target amount of Executive’s Cash Incentive Payment for the performance year 2010, if not previously established, is $300,000, which shall be paid and provided in accordance with Section 4(b)(iii) notwithstanding anything in Section 3(b)(ii) to the contrary); and

(D) The Company shall provide a release executed by the Company, which causes the applicable noncompetition restrictions contained in the Noncompetition, Nondisclosure and Developments Agreement executed by Executive, as well as any outstanding equity agreements, to be deemed null and void and of no further force and effect as of the date of such release.

(iii) Notwithstanding the foregoing, the payment of any amounts to the Executive pursuant to Section 4(b)(ii) as a result of the termination of his employment under Section 4(a)(iii) or 4(a)(iv) above are contingent upon the execution and delivery of the Release in accordance with this Section 4(b)(iii). If Executive or his personal representative or estate, as applicable, fails to execute and deliver the Release to the Company within ten (10) days after the Termination Date (or executes and delivers it and then revokes it within seven (7) days), Executive or his estate or personal representative, as applicable, shall be deemed to have waived all rights under this Agreement, including this Section 4(b). Further, except as specifically provided above, all amounts payable under Section 4(b)(ii) shall be paid at such time as Executive, or Executive’s personal representative or his estate, as applicable, has delivered to the Company an executed Release and such release has become effective (and has not been revoked), but in no event later than sixty (60) days after the Termination Date.

5. Change in Control. In the event that a Change in Control (as defined in the Company’s Change in Control Benefit Policy dated as of February 12, 2007, and amended and restated on November 8, 2008, as amended from time to time (the “CIC Policy”)) occurs during the term of this Agreement such that Executive would be entitled to payments under Section 5 of the CIC Policy, Executive will continue to be eligible for all benefits under this Agreement in accordance with the terms of this Agreement. Notwithstanding Section 5(e) of the CIC Policy, which is hereby modified (as it relates to the Executive) by the terms of this Section 5, any cash payments which have been triggered under the CIC Policy and this Agreement shall be made in accordance with the terms and conditions of each respective arrangement, including the amount and form and time of each respective payment. Notwithstanding the foregoing, the aggregate amount of cash payments actually paid to the Executive under both Section 5 of the CIC Policy and this Agreement shall in no event exceed the greater of (i) the total amount of cash payments specified to be paid to Executive under this Agreement, or (ii) the total amount of cash payments specified to be paid to Executive under Section 5 of the CIC Policy.

6. Section 409A of the Internal Revenue Code. The intent of the Company is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in either Sections 3 or 4 of this Agreement that are due within the “short term deferral period” within the meaning of Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. If current or future regulations or guidance from the Internal Revenue Service dictates, or the Company’s counsel determines, that any payments or benefits due to Executive hereunder would otherwise cause the application of an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s “Separation from Service” (within the meaning of Section 409A(a)(2)(A)(i)) shall instead be paid on the first business day after the date that is six (6) months following Executive’s Separation from Service (or upon Executive’s death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred, and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one (1) year may not affect amounts reimbursable or provided in any subsequent year

7. Confirmation of Corporate Compliance.

(a) Executive acknowledges that Executive will not be eligible to receive the benefits described in the Special Separation Package if Executive is found to have committed or condoned during Executive’s employment any acts of fraud against the Company or fraud against the government. By signing below, Executive hereby confirms that: Executive (a) has not committed or condoned any such fraudulent activity; (b) has complied in all material respects with the Company’s Code of Business Conduct and Ethics (the “Code”) during his employment; (c) has not participated in or knowingly permitted others to engage in any conduct prohibited by the Code; and (d) understands that he has a duty to notify the Company’s designated Ethics Officer of any knowledge of violation of the Code. Executive confirms that he has complied with the duties and obligations outlined in this Section, and Executive acknowledges that such compliance is a condition to Executive’s eligibility to receive the benefits described in the Special Separation Package.

(b) Executive agrees to submit to an exit interview on or before the Retirement Date, with the Head of the Office of Business Ethics and will share any and all concerns regarding the operation of the Company whether or not those concerns were previously expressed to senior management.

8. Noncompetition, Nondisclosure and Developments Agreement. In connection with his employment by the Company, Executive acknowledges having executed a Noncompetition, Nondisclosure and Developments Agreement and various Equity Agreements that contain provisions with respect to confidentiality, nondisclosure, noncompetition and nonsolicitation, the terms and conditions of which are incorporated herein by reference and, except as provided herein or therein, survive termination of Executive’s employment with the Company and/or this Agreement.

9. Cooperation.

(a) Executive agrees to cooperate fully with the Company (as a witness but not in a professional capacity), during the term of this Agreement and for a period of two (2) years thereafter, in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action that has been or may be filed against the Company.

(b) Executive agrees to return to the Company on or before five (5) days following the termination of Executive’s employment with the Company all of the Company’s property in Executive’s possession.

10. Governing Law. This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia.

11. Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed and reformed to the maximum extent permitted by law.

12. Waivers and Modifications. This Agreement may be modified, and the rights, remedies and obligations contained in any provision hereof may be waived, only in accordance with this Section 12. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement sets forth all of the terms of the understanding between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

13. Assignment. Executive acknowledges that the services to be rendered by him hereunder are unique and personal in nature. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

14. Entire Agreement. This Agreement, its exhibits, and the agreements incorporated herein by reference (and the terms of the Bonus Plan referenced herein) constitute the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels all agreements, written or oral, made prior to the date hereof between Executive and the Company relating to employment, salary, bonus, or other compensation of any description, equity participation, pension, post-retirement benefits, severance (including the AMERIGROUP Corporation Severance Plan in which Executive shall not be eligible to participate) or other remuneration (other than Executive’s Equity Agreements, any Indemnification Agreement between the Company and Executive, and the Company’s 401(k) Plan and the Executive Deferred Compensation Plans, to the extent the Executive participates in such plans).

15. Notices. All notices hereunder shall be in writing and shall be delivered by commercial overnight or same-day delivery service with all delivery costs paid by sender or mailed by certified or registered mail, return receipt requested, addressed as follows:

If to the Company, to: AMERIGROUP Corporation

4425 Corporation Lane, Suite 300
Virginia Beach, Virginia 23462
Attention:	Linda Whitley-Taylor

Executive Vice President,

Associates Services

If to Executive, to Stanley F. Baldwin

All notices shall be deemed given on the date and at the time (if recorded) of delivery by commercial delivery service, as shown on the records thereof (if delivered by delivery service) or on the date shown on the return receipt (if delivered by certified or registered mail).

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

17. Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

18. Arbitration. Each party shall submit any dispute relating to this Agreement to arbitration by notifying the other party hereto, in writing, of such dispute and providing such party with a written statement setting forth in detail the nature of, and the factual and/or legal basis for, the dispute and all remedies sought. Within ten (10) days after receipt of such notice, the parties shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association within thirty (30) days after the parties so request such selection. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any affiliate of any party to this Agreement. Within thirty (30) days after the selection of an arbitrator, the defendant party shall submit to the party requesting arbitration and to the arbitrator (a) such party’s response to the dispute, and (b) any counterclaims such party has with respect to the dispute (which response shall include a written statement setting forth the factual and/or legal basis for the defense to the dispute and, if applicable, the counterclaim). Within fifteen (15) days after the receipt of any counterclaim, the party that requested arbitration shall submit to the counterclaiming party and the arbitrator a written statement setting forth each factual and/or legal defense to the counterclaim. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence. All arbitration proceedings shall be commenced within ninety (90) days after appointment of the arbitrator, and the arbitrator shall rule on each disputed issue within ninety (90) days after completion of the arbitration proceedings. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto. Any arbitration pursuant to this Section 18 shall be conducted in Virginia Beach, Virginia. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the Commonwealth of Virginia for purposes of the enforcement of any arbitration award. The arbitrator may proceed to an award notwithstanding the failure of the other party to participate in the proceedings. The prevailing party shall be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount as may be determined by the arbitrators. The award of the arbitrator shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief or other equitable remedies from any court of competent jurisdiction.

19. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provisions of this Agreement.

20. Resignation. Effective as of the Termination Date, Executive hereby resigns as and officer and director, as applicable, of the Company and its affiliates.

21. Clawback.

(a) In the event Executive revokes all or a part of the Release delivered pursuant to Section 3(b)(iii)(D) prior to the expiration of any applicable revocation periods, the Company shall have the right to terminate any or all of its commitments herein and to recover any monies or other considerations previously provided to Executive under Section 3(b) and to pursue any other remedies available to the Company.

(b) In the event that Executive violates Section 7 or 8 of this Agreement or any material term of the noncompetition, nonsolicitation or nondisclosure provisions of the Noncompetition, Nondisclosure and Developments Agreement or the Equity Agreements, the Company shall have the right to terminate any or all of its commitments herein and to recover any monies or other considerations previously provided to Executive hereunder and to pursue any other remedies available to the Company. Notwithstanding the foregoing, the Company’s recovery under this section shall be limited to its actual losses.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written as an instrument under seal.

AMERIGROUP CORPORATION	EXECUTIVE:
By: James G. Carlson Chief Executive Officer and President	Stanley F. Baldwin

EXHIBIT A
EQUITY AGREEMENTS

Non-Qualified Stock Option with Grant dates as follows:

February 14, 2006

March 13, 2007

March 12, 2008

May 7, 2009

Restricted Stock Grants with Grants dates as follows:

March 13, 2007

March 12, 2008

May 7, 2009

EXHIBIT B

GENERAL RELEASE

THIS GENERAL RELEASE (“Release Agreement”) is made between STANLEY F. BALDWIN (“Executive”) and AMERIGROUP CORPORATION, its successors, affiliates and assigns (referred to herein, collectively and individually, as “AMERIGROUP”).

REASONS FOR AGREEMENT

1. AMERIGROUP and Executive are parties to that certain Employment and Retirement Agreement dated August 4, 2009 (the “Employment Agreement”).

2. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement.

3. Under the Employment Agreement, AMERIGROUP and Executive have agreed that Executive’s employment with AMERIGROUP shall terminate effective as of the Retirement Date, unless sooner terminated in accordance with the Employment Agreement (the Retirement Date or such other date of termination is referred to herein as, the “Termination Date”).

4. In connection with such termination, AMERIGROUP has agreed to provide Executive with certain benefits upon termination of employment under Section 3(a), 3(b) and 4(b)(ii) of the Employment Agreement, as applicable (referred to herein as “Termination Benefits”), and as a condition to his receipt of any such benefits, Executive has agreed to execute and deliver this Release Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises and commitments specified herein and in the Employment Agreement, the parties agree as follows:

1. General Release.

Executive states and affirms that Executive has not previously filed or joined in any complaints, charges, or lawsuits against AMERIGROUP with any governmental agency or court of law or equity. Executive agrees, for and on behalf of Executive and Executive’s estate, heirs, spouse, life partner, representatives, successors and assigns, that Executive has or will be finally and permanently separated from employment with AMERIGROUP as the close of business on Termination Date, and that Executive waives, releases and forever discharges AMERIGROUP and all related entities, their directors, officers, employees, attorneys and agents, from any and all claims, known or unknown, that Executive has or may have relating to or arising out of Executive’s employment with AMERIGROUP and the separation thereof, including but not limited to any claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Family Medical Leave Act, the Equal Pay Act, Worker’s Compensation laws, the Executive Retirement Income Security Act, the Older Workers Benefit Protection Act, or any other Executive Orders, federal, state or local law relating to employment, employee benefits or the termination of employment, or any other claim arising out of or relating to Executive’s employment, excepting only

(a) Executive’s right to receive payment of the Termination Benefits;

(b) Executive’s right to be offered benefits to which Executive is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”);

(c) Executive’s accrued rights under AMERIGROUP’s 401(k) Plan and the Executive Deferred Compensation Plan;

(d) Executive’s rights under any Equity Agreements (subject to any effect of Executive’s termination under such agreements); and

(e) Executive’s rights under that certain Indemnification Agreement dated April 24, 2000 by and among the Executive and the Company.

This Release Agreement does not waive any rights or claims that Executive may have which arise after the date the Executive signs this Release Agreement. Executive also represents that Executive has not given, sold, assigned, or transferred to any one else, any claim, or a portion of a claim discussed in this Release Agreement.

2. Claims and Actions.

(a) Executive promises never to file a lawsuit asserting any claims that are released in this Release Agreement.

(b) This Release Agreement does not waive any rights or claims that Executive may have which arise after the date the Executive signs this Release Agreement.

3. Special ADEA Waiver and Release Notification.

(a) The General Release, Section 1 above, of this Release Agreement, includes a waiver and release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA, Executive acknowledges that Executive has been:

(i) advised that the waiver and release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this waiver and release;

(ii) advised to consult with an attorney and/or other advisor concerning Executive’s rights and obligations under this Release Agreement prior to Executive’s execution of it. Executive understands that whether or not to do so is Executive’s decision. Executive agrees, however, that AMERIGROUP shall not be required to pay any of Executive’s attorney’s fees in this or any related matter or lawsuit, now or later, and that the payments and benefits referenced above are in full and complete settlement of all matters between Executive and AMERIGROUP, including but not limited to, attorney’s fees and costs;

(iii) given at least twenty-one (21) days within which to consider this Release Agreement; and

(iv) advised that Executive may revoke this Release Agreement within seven (7) days of Executive’s signing it. Revocation can be made by delivering a written notice of revocation to General Counsel, AMERIGROUP Corporation, 4425 Corporation Lane, Suite 300, Virginia Beach, Virginia 23462. For such revocation to be effective, the General Counsel must receive notice no later than 5:00 p.m. on the seventh (7th) calendar day after Executive signs this Release Agreement. If Executive revokes this Release Agreement it shall not be effective or enforceable and Executive will not receive the Termination Benefits.

4. Nondisparagement.

Executive and AMERIGROUP each agree to refrain from disparaging the other. Further, both AMERIGROUP and Executive agree to project a positive image of each other to any former or future customers, community and civic leaders or others that might have contact with either party. Executive agrees that Executive will not make any comments relating to AMERIGROUP or its employees which are critical, derogatory or which may tend to injure the business of AMERIGROUP. Similarly, AMERIGROUP agrees that it, through its Officers, Directors and Managers, will not make any comments relating to Executive which are critical, derogatory or which may tend to injure the business reputation of Executive. Nothing herein shall preclude the giving of truthful testimony in any legal proceeding.

5. No Admission.

It is understood and agreed that, prior to entering into this Release Agreement, AMERIGROUP has admitted no liability for the Termination Benefits or for any benefits other than those provided by contract or AMERIGROUP. AMERIGROUP has entered into this Release Agreement solely for the purposes set forth above and to maintain an amicable and cooperative relationship between Executive and AMERIGROUP. Similarly, Executive has admitted no wrongdoing, malfeasance, or misfeasance arising from his employment by AMERIGROUP.

6. No Waiver or Breach or Remedy.

A waiver by AMERIGROUP of the breach of any of the provisions of this Release Agreement by Executive shall not be deemed a waiver by AMERIGROUP of any subsequent breach, nor shall recourse to any remedy hereunder be deemed a waiver of any other or further relief or remedy provided for herein. A waiver by Executive of the breach of any of the provisions of this Release Agreement by AMERIGROUP shall not be deemed a waiver by Executive of any subsequent breach, nor shall recourse to any remedy hereunder be deemed a waiver of any other or further relief or remedy provided for herein.

7. Confirmation of Corporate Compliance.

Executive acknowledges that Executive will not be eligible to receive the Termination Benefits if Executive is found to have committed or condoned during Executive’s employment any acts of fraud against AMERIGROUP or fraud against the government. Executive hereby confirms that: Executive (a) has not committed or condoned any such fraudulent activity; (b) has complied in all material respects with AMERIGROUP’s Code of Business Conduct and Ethics (the “Code”) during his employment and has not participated in or knowingly permitted others to engage in any conduct prohibited by the Code; and (d) understands that Executive has a duty under that program to notify AMERIGROUP’s designated Corporate Compliance/Ethics Officer of any knowledge of violation of the Code. Executive confirms that Executive has complied with the duties and obligations outlined in this Section and Executive acknowledges that such compliance is a condition to Executive’s eligibility to receive the benefits described in the Termination Benefits.

8. Severability.

In the event that any provision of this Release Agreement is determined to be invalid by a court or tribunal of competent jurisdiction, all other provisions of this Release Agreement shall remain in full force and effect.

9. Entire Agreement.

(a) This Release Agreement, in conjunction with the provisions of the Employment Agreement, constitutes the entire agreement and understanding between the parties and supersedes all other agreements between the parties whether oral or written with respect to the subject matter hereto.

(b) The parties understand and agree that all terms of this Release Agreement are contractual and are not a mere recital, and represent and warrant that they are competent and possess the full and complete authority to covenant and agree as herein provided.

(c) Executive understands, agrees, and represents that the covenants made herein and the releases herein executed may substantially affect Executive’s rights and liabilities and Executive agrees that the covenants and releases provided herein may not be in Executive’s best interest. Executive represents and warrants that, in negotiating and executing this Release Agreement, Executive has had an adequate opportunity to consult with competent counsel or other representatives of Executive’s choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises or agreements other than those expressly set forth in writing herein. Executive acknowledges that Executive received a copy of this Release Agreement, and was offered a reasonable period to consider it.

(d) The parties agree that this is a negotiated agreement and that no term herein shall be construed against a party merely because that party or its attorneys proposed or drafted such term.

(e) The parties have carefully read this Release Agreement in its entirety; fully understand and agree to its terms and provisions; intend and agree that it is final and binding and understand that, in the event of a breach, either party may seek relief, including damages, restitution and injunctive relief, at law or in equity, in a court of competent jurisdiction.

(f) Each party also agrees that, without receiving further consideration, it will sign and deliver such documents and do anything else that is necessary in the future to make the provisions of this Release Agreement effective.

10. Agreement Binding.

This Release Agreement shall be binding on the parties and upon their heirs, administrators, representatives, executors, successors, and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors, and assigns.

11. Violation by Executive.

In the event that Executive violates any material term of this Release Agreement, AMERIGROUP shall have the right to terminate any or all of its commitments herein and to recover any monies or other considerations previously provided to Executive under the Employment Agreement and to pursue any other remedies available to AMERIGROUP. Notwithstanding the foregoing, the Company’s recovery under this section shall be limited to its actual losses.

12. Violation by AMERIGROUP.

In the event that AMERIGROUP violates any material term of this Release Agreement, it shall render this Release Agreement null and void and Executive shall be released from his noncompetition obligations hereunder and any noncompetition obligations under the Noncompetition Nondisclosure and Developments Agreement and any Equity Agreements applicable to Executive.

13. Voluntary.

Executive agrees that Executive has read and carefully considered this Release Agreement, and has had the opportunity to ask questions of Company representatives. Executive agrees that Executive also had the opportunity to discuss this Release Agreement with an attorney. Executive agrees that Executive is signing this agreement voluntarily and of Executive’s own free will.

14. Choice of Law.

This Release Agreement and the legal relationships among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to conflict of laws principles. Any dispute between the parties under this Release Agreement shall be settled in accordance with Section 18 of the Employment Agreement.

15. Section Headings.

The section headings in this Release Agreement are intended to be for reference purposes only and shall in no way be construed to modify or restrict any of the terms or provisions of this Release Agreement.

16. No Third Party Rights.

This Release Agreement is entered into solely between AMERIGROUP and Executive and shall not be deemed to create any rights in any third parties or to create any obligations of AMERIGROUP to any third party, except as to any rights of Executive’s estate, as provided under this Release Agreement.

17. Counterparts.

This Release Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing Release Agreement effective .

EXECUTIVE:	AMERIGROUP Corporation By:
Stanley F. Baldwin

COMMONWEALTH OF VIRGINIA

CITY/COUNTY OF       , ss.

Acknowledged before me by        on the        day of       .

Notary Public

My Commission Expires:

COMMONWEALTH OF VIRGINIA

CITY OF VIRGINIA BEACH

Acknowledged before me by        of AMERIGROUP Corporation on the        day of      .

Notary Public

My Commission Expires: